Exhibit 99.1

The #1 Airborne Healthcare Company

Air Methods Announces Management Consolidation

DENVER, CO., April 11, 2012 -- Air Methods Corporation (Nasdaq: AIRM), the global leader in air medical transportation, today announced a consolidation of its management responsibilities. The consolidation is expected to assist the Company in achieving even greater quality and improved efficiencies within its operations.

As a result of the consolidation, the Company eliminated the position of Chief Operating Officer (COO) held by Paul H. Tate. The functional areas that reported to the COO have been distributed among the senior executive staff of the organization. Mr. Tate joined the Company as COO in March 2008, and previously was a member of Air Methods’ Board of Directors since August 2003. Mr. Tate will continue to be available to Air Methods periodically as a consultant.

Aaron Todd, CEO, stated, "We are constantly looking for ways to provide greater quality services to our customers, while at the same time improving our efficiencies. We anticipate this realignment will position us well for future success. I want to thank Paul for his contributions and the important role he has played within the Company for the last four years. We wish him the best in the future.”

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Hospital Based Services Division is the largest provider of air medical transport services for hospitals. The Community Based Services Division is one of the largest community-based providers of air medical services. United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods’ fleet of owned, leased or maintained aircraft features over 400 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the Company’s ability to execute the management consolidation, the Company’s inability to drive efficiencies and greater quality from the consolidation of management and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413. Please contact Christine Clarke at (303) 792-7579 to be included on the Company’s fax and/or mailing list.